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MAY
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

May 13, 1997

Dear Fellow Shareowner,

We recently alerted you to the fact that a labor union, known as UNITE, is involved in various labor disputes with Peerless Clothing, Inc., one of May's major suppliers. UNITE, in an effort to gain leverage in its disputes with Peerless, is now attempting to draw you, as a May shareowner, into these disputes.

Toward that end, UNITE has undertaken a variety of tactics designed to pressure and harass your Company. The most recent example was UNITE's letter responding to our May 2, 1997 supplemental proxy materials.

UNITE has totally mischaracterized your Company's actions.

UNITE claimed that May tried to prevent you from voting on its proposal. This is absolutely false.

When we filed our first proxy materials, we clearly were not required to include the proposed by-law amendment on our white proxy card. UNITE had told us that it "intends" to submit the proposed by-law amendment, but UNITE had not yet commenced any solicitation of proxies.

We carefully complied with applicable SEC rules and court decisions, which entitled May to solicit discretionary authority before UNITE commenced its solicitation. That is exactly what we did. In our first mailing, we told you that UNITE might submit the proposed by-law, and we told you that we would vote against it if UNITE submitted it.

May's proxy materials were mailed more than two weeks before UNITE commenced its solicitation of some, but not all, of May's shareowners. Promptly after that commencement, in full compliance with SEC rules, May supplemented its proxy materials and provided all shareowners with a new, red-striped proxy card, all of which reflected these new developments.

UNITE would not be pressing this campaign if May had surrendered to UNITE's coercive labor tactics.

We told you that UNITE promised May that UNITE would withdraw all of its proposals and not even attempt to solicit proxies if May would reduce its purchases of merchandise from Peerless until the issues between Peerless and UNITE were resolved. Peerless is in

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compliance with our Vendor Responsibility Program.  UNITE wants us to give up that potential resource or significantly change our purchases from Peerless for UNITE's own purposes. UNITE does not care about whether we should be able to buy the goods our customers want - UNITE just wants to further its own goals at Peerless, which is not in the best interests of May's shareowners.

UNITE did not deny any of this. Indeed, they said nothing about it.

UNITE continues its tactics designed to promote its own interest, not yours.

Toward that end, UNITE

     - is using the proxy process to seek your support for a by-law amendment which we believe is unlawful. Information about the proposed amendment and its illegality is in the proxy materials May previously sent you;
     - filed a lawsuit against May, which we believe is entirely without merit and will accomplish nothing except to cause May to spend time, money and other resources defending against UNITE's meritless claims; and
     - is now attempting to involve you directly in its labor disputes by sending you letters and other materials which we believe are designed to mislead rather than inform.

We urge you to vote "AGAINST" UNITE's two shareowner proposals and "AGAINST" the third shareowner proposal that UNITE supports. The proposals are not in the best interests of May's shareowners and, equally importantly, all May shareowners should discourage UNITE and other unions from abusing the proxy process in order to promote UNITE's own agenda. Help tell UNITE that if they have a labor dispute with Peerless, they should resolve it with Peerless.

We thank you for your continued trust and support.

Sincerely,

/s/David C. Farrell                          /s/Jerome T. Loeb
David C. Farrell                             Jerome T. Loeb
Chairman of the Board and                    President
Chief Executive Officer





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Please do NOT sign or return UNITE's blue proxy card.  Simply throw it away. If you have already signed and returned UNITE's blue card, you have every right to change your mind. Please sign May's proxy card and return it promptly. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. If you have any questions, please call Jan Kniffen (314-342-6403) or Dick Brickson (314-342-6423).